EXHIBIT 4.4

STERLING JEWELERS RECEIVABLES MASTER NOTE TRUST

THIRD AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

between

STERLING JEWELERS INC.,
as Seller

and

STERLING JEWELERS RECEIVABLES CORP.,
as Purchaser

Dated as of May 15, 2014

Table of Contents

Page
ARTICLE I

DEFINITIONS

Section 1.01.	Definitions	2

Section 1.02.	Other Definitional Provisions	4

ARTICLE II

PURCHASE AND CONVEYANCE OF RECEIVABLES

Section 2.01.	Purchase	5

ARTICLE III

CONSIDERATION AND PAYMENT

Section 3.01.	Purchase Price	7

Section 3.02.	Adjustments to Purchase Price	7

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.	Representations and Warranties of the Seller Relating to the Seller	8

Section 4.02.	Representations and Warranties of the Seller Relating to the Agreement and the Receivables	9

Section 4.03.	Representations and Warranties of the Purchaser	10

ARTICLE V

COVENANTS

Section 5.01.	Covenants of the Seller	12

ARTICLE VI

REPURCHASE OBLIGATION

Section 6.01.	Reassignment of Ineligible Receivables	13

Section 6.02.	Reassignment	14

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01.	Conditions to the Purchaser’s Obligations Regarding Initial Receivables	14

Section 7.02.	Conditions Precedent to the Seller’s Obligations	15

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Table of Contents
(continued)
Page
ARTICLE VIII

TERM AND PURCHASE TERMINATION

Section 8.01.	Term	16

Section 8.02.	Purchase Termination	16

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01.	Amendment	16

Section 9.02.	Governing Law	17

Section 9.03.	Notices	17

Section 9.04.	Severability of Provisions	17

Section 9.05.	Assignment	17

Section 9.06.	Acknowledgement and Agreement of the Seller	18

Section 9.07.	Further Assurances	18

Section 9.08.	No Waiver; Cumulative Remedies	18

Section 9.09.	Counterparts	18

Section 9.10.	Binding; Third-Party Beneficiaries	18

Section 9.11.	Merger and Integration	19

Section 9.12.	Headings	19

Section 9.13.	Schedules and Exhibits	19

Section 9.14.	Survival of Representations and Warranties	19

Section 9.15.	Nonpetition Covenant	19

Schedule 1	1

LIST OF ACCOUNTS	1

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THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of May 15, 2014, by and between STERLING JEWELERS INC., a Delaware corporation, as Seller (the “Seller”), and STERLING JEWELERS RECEIVABLES CORP., a Delaware corporation, as Purchaser (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Purchaser desires to purchase, from time to time, certain Receivables (hereinafter defined) arising under certain credit card accounts of the Seller;

WHEREAS, the Seller desires to sell and assign, from time to time, certain Receivables to the Purchaser upon the terms and conditions hereinafter set forth;

WHEREAS, it is contemplated that the Receivables purchased hereunder will be transferred by the Purchaser to the Trust (hereinafter defined) in connection with the issuance of certain Securities (hereinafter defined);

WHEREAS, the Seller and Sterling Jewelers Receivables Corp. (“SJRC”), have heretofore entered into that certain Second Amended and Restated Receivables Purchase Agreement dated as of October 23, 2002, the “Original Purchase Agreement”);

WHEREAS, Section 9.01 of the Original Purchase Agreement provides for amendments to be made thereto in writing with (i) the delivery by the Seller of an Officer’s Certificate to the Purchaser, dated the date of such action, stating that the Seller reasonably believes that such action will not have an Adverse Effect unless the Owner Trustee and the Indenture Trustee shall consent thereto and (ii) if any Notes are then outstanding, written notification to the Seller and the Purchaser that the Rating Agency Condition has been satisfied;

WHEREAS, no Notes are outstanding at the time of entry into this Agreement;

WHEREAS, the Seller and the Purchaser propose to amend and restate the Original Purchase Agreement as set forth herein and all conditions precedent for such amendment and restatement have been satisfied;

WHEREAS, the Seller agrees that all representations, warranties, covenants and agreements made by the Seller herein with respect to the Accounts (hereinafter defined) and Receivables shall also be for the benefit of the Trust (hereinafter defined), the Indenture Trustee (hereinafter defined), the holders of the Securities and any Affiliate of Sterling that purchases any of the Receivables; and

WHEREAS, the Seller and the Purchaser desire to set forth the terms and conditions under which the Seller agrees to sell and assign, and the Purchaser agrees to purchase, from time to time, certain Receivables.

NOW, THEREFORE, it is hereby agreed by and between the Purchaser and the Seller as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions.  All capitalized terms used herein or in any certificate, document, or Conveyance Paper made or delivered pursuant hereto, and not defined herein or therein, shall have the meaning ascribed thereto in the Indenture, the Transfer and Servicing Agreement or the Trust Agreement; in addition, the following words and phrases shall have the following meanings:

“Account” shall mean (a) each consumer revolving credit card account of the Seller in existence on the Cut-Off Date that is an Eligible Account on the Cut-Off Date, (b) each Additional Account (but only from and after the Addition Date with respect thereto), (c) each Related Account, and (d) each account into which an Account shall be transferred (a “Transferred Account”); provided that (i) such transfer was made in accordance with the Credit Card Guidelines and (ii) such account can be traced or identified as an account into which an Account has been transferred, but shall exclude any Account that (x) after the Removal Date, the newly generated Receivables in which shall not be assigned to the Purchaser hereunder, (y) the right, title and interest of the Purchaser in the Receivables in which are reassigned to the Seller pursuant to Section 6.01 or (z) the right, title and interest of the Trust in the Receivables in which are assigned and transferred to the Servicer pursuant to Section 3.03 of the Transfer and Servicing Agreement.

“Additional Account” shall mean each consumer revolving credit card account established by an Obligor with the Seller from and after the Cut-Off Date that, as of the date of its origination, is an Eligible Account and is identified in the computer file or microfiche list delivered to the Purchaser by the Seller pursuant to Section 2.01.

“Addition Date” with respect to any Additional Account, shall mean the date from and after which such Additional Account is to be included as an Account pursuant to Section 2.01.

“Affiliate” shall have the meaning set forth in the Transfer and Servicing Agreement.

“Agreement” shall mean this Third Amended and Restated Receivables Purchase Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Cash Purchase Price” shall have the meaning set forth in subsection 3.01(c).

“Closing Date” shall mean May 15, 2014.

“Conveyance” shall have the meaning specified in subsection 2.01(a).

“Conveyance Papers” shall have the meaning specified in subsection 4.01(c).

“Credit Adjustment” shall have the meaning specified in Section 3.02.

“Credit Card Agreement” shall mean, with respect to a revolving credit card account, the agreements between the Seller and the Obligor governing the terms and conditions of such account, as such agreements may be amended, modified or otherwise changed from time to time and as distributed (including any amendments and revisions thereto) to holders of such account.

“Cut-Off Date” shall mean May 21, 2014.

“Debtor Relief Laws” shall mean (i) the Bankruptcy Code of the United States of America and (ii) all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshalling of assets or similar debtor relief laws of the United States, any state or any foreign country from time to time in effect affecting the rights of creditors generally.

“Eligible Account” shall have the meaning set forth in the Transfer and Servicing Agreement.

“Eligible Receivable” shall have the meaning set forth in the Transfer and Servicing Agreement.

“Finance Charge Receivables” shall mean all Receivables in the Accounts which would be treated as “Finance Charge Receivables” in accordance with the definition for such term in the Transfer and Servicing Agreement.

“Indenture” shall mean the Master Indenture among the Trust, Sterling, as Servicer and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as Indenture Trustee, dated as of November 2, 2001 as the same may be amended, supplemented or otherwise modified from time to time, including as supplemented by Indenture Supplements applicable to any Series that may be issued from time to time.

“Indenture Collateral” shall have the meaning specified in subsection 2.01(e).

“Indenture Supplement” shall mean the indenture supplement pursuant to which a Series is issued.

“Indenture Trustee” shall mean Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), in its capacity as indenture trustee, or any successor indenture trustee.

“Initial Account” shall mean any Account designated as an “Account” hereunder on the Closing Date.

“Insolvency Event” shall have the meaning specified in Section 8.02.

“New Principal Receivables” shall have the meaning set forth in Section 3.01.

“Obligor” shall mean, with respect to each Account, each Person that would be treated as an “Obligor” in accordance with the definition for such term in the Transfer and Servicing Agreement.

“Owner Trustee” shall mean Wilmington Trust Company, a Delaware trust company, the institution executing the Trust Agreement as and acting in the capacity of Owner Trustee thereunder, or its successor in interest, or any successor trustee appointed as provided in the Trust Agreement.

“Principal Receivables” shall mean all Receivables in the Accounts that would be treated as “Principal Receivables” in accordance with the definition for such term in the Transfer and Servicing Agreement.

“Purchase Price” shall have the meaning set forth in Section 3.01.

“Purchased Assets” shall have the meaning set forth in Section 2.01.

“Receivables” shall mean all amounts shown on the Servicer’s records as amounts payable by Obligors on any Account from time to time, including amounts payable for Principal Receivables and Finance Charge Receivables.  Receivables that become Defaulted Receivables will cease to be included as Receivables as of the day on which they become Defaulted Receivables.  Any reference in this Agreement to the “underlying receivable” with respect to a Receivable shall refer to the receivable in which such Receivable represents an undivided interest.

“Removed Account” shall mean an Account hereunder that is a “Removed Account” (as such term is defined in the Transfer and Servicing Agreement) that is designated for removal pursuant to Section 2.10 of the Transfer and Servicing Agreement.

“Securities” shall mean any one of the Notes (as such term is defined in the Indenture), the Transferor Certificates, the Supplemental Certificates or the Trust Certificate (as such term is defined in the Trust Agreement).

“Sterling” shall mean Sterling Jewelers Inc., a Delaware corporation.

“Transfer and Servicing Agreement” shall mean the Amended and Restated Transfer and Servicing Agreement, dated as of May 15, 2014, among Sterling, as Servicer, Sterling Jewelers Receivables Corp., as Transferor, and the Trust, as the same may be amended, supplemented or otherwise modified from time to time.

“Trust” shall mean the trust created by the Trust Agreement.

“Trust Agreement” shall mean the Sterling Jewelers Receivables Master Note Trust Trust Agreement, dated as of October 18, 2001, between the Purchaser, as Transferor, and Wilmington Trust Company, as Owner Trustee, as the same may be amended, supplemented or otherwise modified from time to time.

Section 1.02. Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the defined meanings when used in any certificate, other document, or Conveyance Paper made or delivered pursuant hereto unless otherwise defined therein.

(b) The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement or any Conveyance Paper shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified.

(c) All determinations of the principal or finance charge balance of Receivables, and of any collections thereof, shall be made in accordance with the Transfer and Servicing Agreement and the Indenture.

ARTICLE II

PURCHASE AND CONVEYANCE OF RECEIVABLES

Section 2.01. Purchase.

(a) By execution of this Agreement, the Seller does hereby sell, transfer, assign, set over and otherwise convey to the Purchaser (collectively, the “Conveyance”), as of the Initial Funding Date, without recourse except as provided herein, all its right, title and interest in, to and under the Receivables existing on the Cut-Off Date or thereafter created from time to time arising in the Initial Accounts and the Additional Accounts, until the termination of this Agreement pursuant to Article VIII hereof, Recoveries with respect to such Receivables, all monies due or to become due and all amounts received or receivable with respect thereto, and all proceeds (including, without limitation, “proceeds” as defined in the UCC) thereof (collectively, the “Purchased Assets”).

(b) In connection with such Conveyance, the Seller agrees (i) to record and file, at its own expense, any financing statements (and continuation statements with respect to such financing statements when applicable) with respect to the Purchased Assets now existing and hereafter created, meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect, and maintain perfection of, the Conveyance of such Purchased Assets from the Seller to the Purchaser, (ii) that such financing statements shall name the Seller, as seller, and the Purchaser, as purchaser, of the Receivables and (iii) to deliver a file-stamped copy of such financing statements or other evidence of such filings to the Purchaser as soon as is practicable after filing.

(c) In connection with such Conveyance, the Seller further agrees that it will, at its own expense, (i) on or prior to (x) the Initial Funding Date, in the case of Initial Accounts, and as supplemented monthly in the case of Additional Accounts, and (y) the applicable Removal Date, in the case of Removed Accounts, indicate in its computer files that, in the case of the Initial Accounts or the Additional Accounts, Receivables created in connection with such Accounts have been conveyed to the Purchaser in accordance with this Agreement and have been conveyed by the Purchaser to the Trust pursuant to the Transfer and Servicing Agreement and have been pledged by the Trust to the Indenture Trustee pursuant to the Indenture for the benefit of the Noteholders and (ii) on or prior to (x) the Initial Funding Date, in the case of the Initial Accounts, and as supplemented monthly in the case of designation of Additional Accounts, and (y) the applicable Removal Date, in the case of Removed Accounts, to deliver to the Purchaser a computer file or microfiche list containing a true and complete list of all such Accounts specifying for each such Account, as of the Cut-Off Date, in the case of the Initial Accounts, the applicable Addition Date, in the case of Additional Accounts, and the applicable Removal Date, in the case of Removed Accounts, (A) its account number, (B) the aggregate amount outstanding in such Account and (C) the aggregate amount of Principal Receivables in such Account.  Each such computer file or microfiche list, as supplemented from time to time to reflect Additional Accounts or Removed Accounts, shall be marked as Schedule 1 to this Agreement, shall be delivered to the Purchaser, and is hereby incorporated into and made a part of this Agreement.

(d) The parties hereto intend that the conveyance of the Seller’s right, title and interest in and to the Purchased Assets shall constitute an absolute sale, conveying good title free and clear of any liens, claims, encumbrances or rights of others from the Seller to the Purchaser.  It is the intention of the parties hereto that the arrangements with respect to the Purchased Assets shall constitute a purchase and sale of such Purchased Assets and not a loan.  In the event, however, that it were to be determined that the transactions evidenced hereby constitute a loan and not a purchase and sale, it is the intention of the parties hereto that this Agreement shall constitute a security agreement under applicable law, and that the Seller shall be deemed to have granted and does hereby grant to the Purchaser a first priority perfected security interest, in all of the Seller’s right, title and interest, whether owned on the Cut-Off Date or thereafter acquired, in, to and under the Purchased Assets and all money, accounts, general intangibles, chattel paper, instruments, documents, goods, investment property, deposit accounts, certificates of deposit, letters of credit, and advices of credit consisting of, arising from or related to the Purchased Assets, and all proceeds (including, without limitation, “proceeds” as defined in the UCC) thereof to secure the obligations of the Seller hereunder; and in such circumstances only, each of the Seller and the Purchaser represents and warrants as to itself that each remittance of Collections by the Seller to the Purchaser under this Agreement will have been: (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and the Purchaser; and (ii) made in the ordinary course of business or financial affairs of the Seller and the Purchaser.

(e) To the extent that the Seller retains any interest in the Purchased Assets, the Seller hereby grants to the Indenture Trustee for the benefit of the Noteholders a security interest in all of the Seller’s right, title and interest, whether now owned or hereafter acquired, in, to and under the Purchased Assets, and all money, accounts, general intangibles, chattel paper, instruments, documents, goods, investment property, deposit accounts, certificates of deposit, letters of credit and advices of credit consisting of, arising from or related to the Purchased Assets and all proceeds thereof (collectively, the “Indenture Collateral”), to secure the performance of all of the obligations of the Seller hereunder, under the Indenture and under the Transaction Documents. With respect to the Indenture Collateral, the Indenture Trustee shall have all of the rights that it has under the Indenture and the Transaction Documents. The Indenture Trustee shall have all of the rights of a secured creditor under the UCC in New York and the UCC in Delaware.

(f) The parties hereto acknowledge and agree that in connection with the conveyance pursuant to Section 2.01(a) of the Original Purchase Agreement, the Seller had no obligation to deliver Purchased Assets pursuant to the Original Purchase Agreement and the Purchaser had no obligation to purchase any Purchased Assets during the period beginning on April 9, 2009 and ending on the Closing Date.

ARTICLE III

CONSIDERATION AND PAYMENT

Section 3.01. Purchase Price.

(a) The “Purchase Price” for the Receivables which came into existence on or prior to the Closing Date conveyed to the Purchaser under this Agreement shall be payable on the Closing Date and shall be an amount equal to 100% of Principal Receivables so conveyed, adjusted to reflect such factors as the Seller and the Purchaser mutually agree will result in a Purchase Price determined to approximate the fair market value of such Receivables.  Such computation of initial Purchase Price shall assume no reinvestment in new Receivables.  The Purchase Price for the Receivables (including Receivables in Additional Accounts) to be conveyed to the Purchaser under this Agreement that come into existence after the Closing Date shall be payable on the Distribution Date following the Monthly Period during which such Receivables are conveyed by the Seller to the Purchaser in an amount equal to 100% of the Principal Receivables so conveyed (the “New Principal Receivables”), adjusted to reflect such factors as the Seller and the Purchaser mutually agree will result in a Purchase Price determined to approximate the fair market value of such New Principal Receivables.

(b) The Purchase Price to be paid by the Purchaser on the Closing Date and in respect of each Addition Date shall be paid (i) in cash, (ii) by means of capital contributed by the Seller to the Purchaser in the form of a contribution of the Receivables in the related Additional Accounts, or (iii) any combination of the foregoing.

Section 3.02. Adjustments to Purchase Price.  The Purchase Price for Receivables shall be adjusted on each Distribution Date (a “Credit Adjustment”) with respect to any Receivable previously conveyed to the Purchaser by the Seller which has since been reduced by the Seller or the Servicer because of a rebate, refund, unauthorized charge or billing error to a cardholder because such Receivable was created in respect of merchandise that was refused or returned by a cardholder.  The amount of such adjustment shall equal the reduction in the principal balance of such Receivable resulting from the occurrence of such event.  If the Purchaser is required to deposit funds into the Special Funding Account pursuant to Section 3.09 of the Transfer and Servicing Agreement, then the Seller shall pay the Purchaser an amount equal to such required deposit in immediately available funds on or before the date the Purchaser is required to make such deposit to the Special Funding Account.  Each Excluded Account (and all Receivables thereunder) shall automatically and without further action be re-conveyed by the Purchaser to the Seller at the time that such Accounts are re-conveyed by the Trust to the Purchaser (and such re-conveyance shall be effective as of the Addition Date for such Account).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Seller Relating to the Seller.  The Seller hereby represents and warrants to, and agrees with, the Purchaser as of the Closing Date and on each Addition Date, that:

(a) Organization and Good Standing.  The Seller is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has, in all material respects, full power and authority to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement.

(b) Due Qualification.  The Seller is duly qualified to do business and is in good standing as a foreign corporation (or is exempt from such requirements) and has obtained all necessary licenses and approvals in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would (i) render any Credit Card Agreement relating to an Account or any Receivable unenforceable by the Seller, the Purchaser or the Trust and (ii) have a material adverse effect on the Noteholders.

(c) Due Authorization.  The execution, delivery and performance of this Agreement and any other document or instrument delivered pursuant hereto to which the Seller is a party (such other documents or instruments, collectively, the “Conveyance Papers”), and the consummation of the transactions provided for in this Agreement and the Conveyance Papers have been duly authorized by the Seller by all necessary corporate action on the part of the Seller.

(d) No Conflict.  The execution and delivery of this Agreement and the Conveyance Papers by the Seller, the performance of the transactions contemplated by this Agreement and the Conveyance Papers, and the fulfillment of the terms of this Agreement and the Conveyance Papers applicable to the Seller will not conflict with, violate or result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Seller is a party or by which it or any of its properties are bound which conflict would have a material adverse effect on Noteholders.

(e) No Violation.  The execution, delivery and performance of this Agreement and the Conveyance Papers by the Seller and the fulfillment of the terms contemplated herein and therein applicable to the Seller will not conflict with or violate any Requirements of Law applicable to the Seller which conflict would have a material adverse effect on Noteholders.

(f) No Proceedings.  There are no proceedings or investigations pending or, to the best knowledge of the Seller, threatened, against the Seller before any Governmental Authority (i) asserting the invalidity of this Agreement or the Conveyance Papers, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the Conveyance Papers, (iii) seeking any determination or ruling that, in the reasonable judgment of the Seller, would materially and adversely affect the performance by the Seller of its obligations under this Agreement or the Conveyance Papers, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or the Conveyance Papers or (v) seeking to affect adversely the income tax attributes of the Trust under the United States Federal or Delaware income tax systems.

(g) All Consents.  All authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Seller in connection with the execution and delivery by the Seller of this Agreement and the Conveyance Papers and the performance of the transactions contemplated by this Agreement or the Conveyance Papers by the Seller have been duly obtained, effected or given and are in full force and effect.

The representations and warranties set forth in this Section 4.01 shall survive the transfer and assignment of the Receivables to the Purchaser.  Upon discovery by the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give written notice to the other party, the Owner Trustee and the Indenture Trustee within three (3) Business Days following such discovery.

Section 4.02. Representations and Warranties of the Seller Relating to the Agreement and the Receivables.

(a) Representations and Warranties.  The Seller hereby represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing Date with respect to the Initial Accounts (and the Receivables arising therein), and, with respect to Additional Accounts (and the Receivables arising therein), as of the related Addition Date that:

(i) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws or general principles of equity;

(ii) as of the Cut-Off Date, with respect to the Initial Accounts and as of each Document Delivery Date with respect to Additional Accounts, Schedule 1 to this Agreement, as supplemented to such date, is an accurate and complete listing in all material respects of all the Accounts as of the Cut-Off Date or such Document Delivery Date, as the case may be, and the information contained therein with respect to the identity of such Accounts and the Receivables existing thereunder is true and correct in all material respects as of the Cut-Off Date or such applicable Document Delivery Date, as the case may be;

(iii) each Receivable has been conveyed to the Purchaser free and clear of any Lien and each underlying receivable is free and clear of all Liens;

(iv) all authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Seller in connection with the conveyance of Receivables to the Purchaser have been duly obtained, effected or given and are in full force and effect;

(v) this Agreement constitutes a valid sale, transfer and assignment to the Purchaser of all right, title and interest of the Seller in the Receivables and the proceeds thereof and the Recoveries payable pursuant to this Agreement;

(vi) on the Cut-Off Date, each Initial Account is an Eligible Account and, on the Addition Date, each related Additional Account is an Eligible Account;

(vii) on the Cut-Off Date, each Receivable then existing is an Eligible Receivable and, on the applicable Addition Date, each Receivable contained in the related Additional Account is an Eligible Receivable;

(viii) [Reserved];

(ix) other than the procedures specified in the Transaction Documents, no selection procedures believed by the Seller to be materially adverse to the interests of the Purchaser or the Noteholders have been used in selecting such Accounts;

(x) only one original Credit Card Agreement exists with respect to each Account, and each such original is in the possession of the Seller; and

(xi) no Credit Card Agreement has any marks or notations indicating that it has been pledged, assigned, or otherwise conveyed to any Person other than the Indenture Trustee.

(b) Notice of Breach.  The representations and warranties set forth in this Section 4.02 shall survive the transfer and assignment of the Receivables to the Purchaser.  Upon discovery by either the Seller or the Purchaser of a breach of any of the representations and warranties set forth in this Section 4.02, the party discovering such breach shall give written notice to the other party, the Owner Trustee and the Indenture Trustee within three (3) Business Days following such discovery; provided that the failure to give notice within three (3) Business Days does not preclude subsequent notice.  The Seller hereby acknowledges that the Purchaser intends to rely on the representations hereunder in connection with representations made by the Purchaser to secured parties, assignees or subsequent transferees including but not limited to transfers made by the Purchaser to the Trust pursuant to the Transfer and Servicing Agreement and by the Trust to the Indenture Trustee pursuant to the Indenture and that the Owner Trustee and the Indenture Trustee may enforce such representations directly against the Seller.

Section 4.03. Representations and Warranties of the Purchaser.  As of the Closing Date and each Addition Date, the Purchaser hereby represents and warrants to, and agrees with, the Seller that:

(a) Organization and Good Standing.  The Purchaser is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization and has, in all material respects, full power and authority to own its properties and conduct its business as such properties are presently owned and such business is presently conducted and to execute, deliver and perform its obligations under this Agreement.

(b) Due Authorization.  The execution and delivery of this Agreement and the Conveyance Papers and the consummation of the transactions provided for in this Agreement and the Conveyance Papers have been duly authorized by the Purchaser by all necessary corporate action on the part of the Purchaser.

(c) No Conflict.  The execution and delivery of this Agreement and the Conveyance Papers by the Purchaser, the performance of the transactions contemplated by this Agreement and the Conveyance Papers, and the fulfillment of the terms of this Agreement and the Conveyance Papers applicable to the Purchaser, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which the Purchaser is a party or by which it or any of its properties are bound, which conflict would have a material adverse effect on the rights of the Noteholders.

(d) No Violation.  The execution, delivery and performance of this Agreement and the Conveyance Papers by the Purchaser and the fulfillment of the terms contemplated herein and therein applicable to the Purchaser will not conflict with or violate any Requirements of Law applicable to the Purchaser, which conflict would have a material adverse effect on the rights of the Noteholders.

(e) No Proceedings.  There are no proceedings or investigations pending or, to the best knowledge of the Purchaser, threatened, against the Purchaser, before any Governmental Authority (i) asserting the invalidity of this Agreement or the Conveyance Papers, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the Conveyance Papers, (iii) seeking any determination or ruling that, in the reasonable judgment of the Purchaser, would materially and adversely affect the performance by the Purchaser of its obligations under this Agreement or the Conveyance Papers or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or the Conveyance Papers.

(f) All Consents.  All authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement and the Conveyance Papers and the performance of the transactions contemplated by this Agreement and the Conveyance Papers have been duly obtained, effected or given and are in full force and effect.

The representations and warranties set forth in this Section 4.03 shall survive the Conveyance of the Receivables to the Purchaser.  Upon discovery by the Purchaser or the Seller of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other party, the Owner Trustee and the Indenture Trustee.

ARTICLE V

COVENANTS

Section 5.01. Covenants of the Seller.  The Seller hereby covenants and agrees with the Purchaser as follows:

(a) Receivables Not To Be Evidenced by Promissory Notes.  Except in connection with its enforcement or collection of an Account, the Seller will take no action to cause any Receivable (or underlying receivable) to be evidenced by any instrument (as defined in the UCC) and if any Receivable (or underlying receivable) is so evidenced as a result of any action by the Seller it shall be deemed to be an Ineligible Receivable in accordance with Section 6.01 and shall be reassigned to the Seller in accordance with Section 6.01.

(b) Security Interests.  Except for the conveyances hereunder, the Seller will not sell, pledge, assign or transfer to any other Person, or take any other action inconsistent with the Purchaser’s ownership of the Receivables or grant, create, incur, assume or suffer to exist any Lien (arising through or under the Seller) on any Receivable (or the underlying receivable), whether now existing or hereafter created, or any interest therein, and the Seller shall not claim any ownership interest in the Receivables and shall defend the right, title and interest of the Purchaser in, to and under the Receivables, whether now existing or hereafter created, against all claims of third parties claiming through or under the Seller; provided, however, that nothing in this Section 5.01(b) shall prevent or be deemed to prohibit the Seller from suffering to exist upon any of the Receivables (i) any Lien for taxes if such taxes shall not at the time be due and payable or if the Seller shall currently be contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books with respect thereto adequate reserves in accordance with GAAP or (ii) nonconsensual Liens that are junior in right of priority and payment to the interest of the Purchaser in the Receivables and that do not individually or in the aggregate materially adversely affect the aggregate value of the Receivables and the Seller shall concurrently be contesting in good faith and seeking to remove such Liens.

(c) Account Allocations.  In the event that the Seller is unable for any reason to transfer Receivables to the Purchaser in accordance with the provisions of this Agreement (including, without limitation, by reason of the application of the provisions of Section 8.02 or any order of any Governmental Authority), then the Seller agrees (except as prohibited by any such order) to allocate and (i) pay to the Purchaser, after the date of such inability, all amounts in the manner by which the Purchaser will allocate and (ii) pay such amounts to the Trust after such inability by the Purchaser pursuant to Section 2.11 of the Transfer and Servicing Agreement.

(d) Delivery of Collections or Recoveries.  In the event that the Seller is not the Servicer and receives Collections or Recoveries, the Seller agrees to pay to the Purchaser (or to the Servicer if the Purchaser so directs) all such Collections and Recoveries as soon as practicable after receipt thereof.

(e) Notice of Liens.  The Seller shall notify the Purchaser promptly after becoming aware of any Lien on any Receivable (or on the underlying receivable) other than the conveyances hereunder, under the Transfer and Servicing Agreement or under the Indenture.

(f) Documentation of Transfer.  The Seller shall undertake to file the documents which would be necessary to perfect and maintain the transfer of the Purchased Assets to the Purchaser.

(g) Periodic Rate Finance Charges.  (i) Except (x) as otherwise required by any Requirements of Law or (y) as is deemed by the Seller to be necessary in order for it to maintain its credit card business or a program operated by such credit card business on a competitive basis based on a good faith assessment by it of the nature of the competition with respect to the credit card business or such program, it shall not at any time take any action which would have the effect of reducing the Portfolio Yield to a level that could be reasonably expected to cause any Series to experience any Pay Out Event or Event of Default based on the insufficiency of the Portfolio Yield or any similar test and (ii) except as otherwise required by any Requirements of Law, it shall not take any action which would have the effect of reducing the Portfolio Yield to be less than the highest Average Rate for any Group.

(h) Credit Card Agreements and Guidelines.  Subject to compliance with all Requirements of Law and paragraph (g) above, the Seller, may change the terms and provisions of the applicable Credit Card Agreements or the applicable Credit Card Guidelines in any respect (including the calculation of the amount or the timing of charge-offs and the Periodic Rate Finance Charges to be assessed thereon). Notwithstanding the above, unless required by Requirements of Law or as permitted by paragraph (g) above, the Seller will not take any such action unless (i) at the time of such action, the Seller reasonably believes that such action will not cause a Pay Out Event or Event of Default to occur, and (ii) such change is made applicable to the comparable segment of the revolving credit card accounts owned by the Seller which have characteristics the same as, or substantially similar to, the Accounts that are the subject of such change, except as otherwise restricted by an endorsement, sponsorship, or other agreement between the Seller, and an unrelated third party or by the terms of the Credit Card Agreements.

(i) Possession of Credit Card Agreements.  The Seller shall, and the Seller hereby agrees and acknowledges that it does, hold each Credit Card Agreement as custodian and agent on behalf of and for the benefit of the Indenture Trustee.  Such possession shall constitute possession by the Indenture Trustee as secured party for purposes of the UCC.  The Seller shall not permit any Credit Card Agreement to have any marks or notations indicating that it has been pledged, assigned, or otherwise conveyed to any Person other than the Indenture Trustee.

ARTICLE VI

REPURCHASE OBLIGATION

Section 6.01. Reassignment of Ineligible Receivables.

In the event any representation or warranty under subsections 4.02(a)(ii), (iii), (iv), (vi), (vii), (ix), (x) or (xi) is not true and correct in any material respect as of the date specified therein with respect to any Receivable or the related Account and as a result of such breach the Purchaser is required to accept reassignment of Ineligible Receivables previously sold by the Seller to the

Purchaser pursuant to the provisions of the Transaction Documents, the Seller shall accept reassignment of such Ineligible Receivables previously sold by the Seller to the Purchaser from the Purchaser on the fourth business day immediately succeeding the day on which such reassignment obligation arises, and shall pay for such reassigned Ineligible Receivables by treating such Ineligible Receivables as if they were subject to a reversal of the entire unpaid principal balance thereof plus accrued and unpaid finance charges at the annual percentage rate applicable to such Receivables from the last date billed through the end of such Monthly Period and by adjusting the purchase price of future Receivables purchased as provided in Section 3.02.  Upon reassignment of such Ineligible Receivables, the Purchaser shall automatically and without further action be deemed to sell, transfer, assign, set-over and otherwise convey to the Seller, without recourse, representation or warranty, all the right, title and interest of the Purchaser in and to such Ineligible Receivables, all Recoveries related thereto, all monies and amounts due or to become due with respect thereto and all proceeds thereof; and such reassigned Ineligible Receivables shall be treated by the Purchaser as collected in full as of the date on which they were transferred.  The Purchaser shall execute such documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by the Seller to effect the conveyance of such Ineligible Receivables and other property pursuant to this subsection.

Section 6.02. Reassignment.  In the event any representation or warranty set forth in subsections 4.01(a), (c), (d), (f) or (g) or subsections 4.02(a)(i) or (a)(v) is not true and correct in any material respect and as a result of such breach the Purchaser is required to accept a reassignment of the Receivables previously sold by the Seller to the Purchaser pursuant to the provisions of the Transaction Documents, the Seller shall be obligated to accept a reassignment of such Receivables on the terms set forth below.

The Seller shall pay to the Purchaser by depositing in the Collection Account in immediately available funds, not later than 1:00 p.m., New York City time, on the first Transfer Date following the Monthly Period in which such reassignment obligation arises, in payment for such reassignment, an amount equal to the amount specified in Section 2.06 of the Transfer and Servicing Agreement.  Upon reassignment of the Receivables on such Transfer Date, the Purchaser shall automatically and without further action be deemed to sell, transfer, assign, set-over and otherwise convey to the Seller, without recourse, representation or warranty, all the right, title and interest of the Purchaser in and to the Receivables, all Recoveries related thereto, and all monies and amounts due or to become due with respect thereto and all proceeds thereof.  The Purchaser shall execute such documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by the Seller to effect the conveyance of such property pursuant to this subsection.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01. Conditions to the Purchaser’s Obligations Regarding Initial Receivables.  The obligations of the Purchaser to purchase the Receivables in the Initial Accounts on the Closing Date shall be subject to the satisfaction of the following conditions:

(a) All representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on such date;

(b) All information concerning the Initial Accounts provided to the Purchaser shall be true and correct as of the Cut-Off Date in all material respects;

(c) The Seller shall have (i) delivered to the Purchaser a computer file or microfiche list containing a true and complete list of all Initial Accounts identified by account number and by the Receivables balance as of the Cut-Off Date and (ii) substantially performed all other obligations required to be performed by the provisions of this Agreement;

(d) The Seller shall have recorded and filed, at its expense, any financing statement with respect to the Receivables (other than Receivables in Additional Accounts) now existing and hereafter created for the transfer of accounts, payment intangibles and tangible chattel paper (each as defined in the applicable UCC) meeting the requirements of applicable law in such manner and in such jurisdictions as would be necessary to perfect the sale of and security interest in the Receivables from the Seller to the Purchaser, and shall deliver a file-stamped copy of such financing statements or other evidence of such filings to the Purchaser;

(e) On or before the Closing Date, (i) the Purchaser and the Owner Trustee shall have entered into the Trust Agreement (ii) the Purchaser, the Seller, as servicer, and the Trust shall have entered into the Transfer and Servicing Agreement, (iii) the Trust and the Indenture Trustee shall have entered into the Indenture and (iv) the closing under all such agreements shall take place simultaneously with the initial closing hereunder; and

(f) All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Purchaser, and the Purchaser shall have received from the Seller copies of all documents (including, without limitation, records of corporate proceedings) relevant to the transactions herein contemplated as the Purchaser may reasonably have requested.

Section 7.02. Conditions Precedent to the Seller’s Obligations.  The obligations of the Seller to sell Receivables in the Initial Accounts on the Closing Date shall be subject to the satisfaction of the following conditions:

(a) All representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on such date;

(b) Payment or provision for payment of the Purchase Price in accordance with the provision of Section 3.01 hereof shall have been made; and

(c) All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Seller, and the Seller shall have received from the Purchaser copies of all documents (including, without limitation, records of corporate proceedings) relevant to the transactions herein contemplated as the Seller may reasonably have requested.

ARTICLE VIII

TERM AND PURCHASE TERMINATION

Section 8.01. Term.  This Agreement shall commence as of the date of execution and delivery hereof and shall continue until at least the termination of the Trust as provided in Article VIII of the Trust Agreement.  Thereafter this Agreement may be terminated by the mutual agreement of the parties hereto.

Section 8.02. Purchase Termination.  If the Seller shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or if a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Seller in an involuntary case under any Debtor Relief Law, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of the Seller or for any substantial part of the Seller’s property, or for the winding-up or liquidation of the Seller’s affairs and, if instituted against the Seller, any such proceeding shall continue undismissed or unstayed and in effect, for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding shall occur; or if the Seller shall commence a voluntary case under any Debtor Relief Law, or if the Seller shall consent to the entry of an order for relief in an involuntary case under any Debtor Relief Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of, or for, any substantial part of its property, or any general assignment for the benefit of its creditors; or the Seller shall have taken any corporate action in furtherance of any of the foregoing actions (each, an “Insolvency Event”); then the Seller shall immediately cease to transfer Principal Receivables to the Purchaser and shall promptly give notice to the Purchaser, each Rating Agency, the Owner Trustee and the Indenture Trustee of such Insolvency Event.  Notwithstanding any cessation of the transfer to the Purchaser of additional Principal Receivables, Principal Receivables transferred to the Purchaser prior to the occurrence of such Insolvency Event and Collections in respect of such Principal Receivables and Finance Charge Receivables whenever created, then accrued in respect of such Principal Receivables, shall continue to be property of the Purchaser available for transfer by the Purchaser to the Trust pursuant to the Transfer and Servicing Agreement.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01. Amendment.  This Agreement and any Conveyance Papers and the rights and obligations of the parties hereunder and thereunder may not be changed orally, but only by an instrument in writing signed by the Purchaser and the Seller in accordance with this Section 9.01.  This Agreement and any Conveyance Papers may be amended from time to time by the Purchaser and the Seller (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein which may be inconsistent with any other provisions herein or in any such other Conveyance Papers, (iii) to add any other provisions with respect to matters or questions arising under this Agreement or any Conveyance Papers which shall not be inconsistent with the provisions of this Agreement or any Conveyance Papers, (iv) to change or modify the Purchase Price, (v) to change, modify, delete or add any other obligation of the Seller or the Purchaser and

(vi) to cause the Receivables to be transferred to an Affiliate of Sterling and from such Affiliate ultimately to the Purchaser; provided, however, that no amendment pursuant to clause (iv) or (v) of this Section 9.01 shall be effective unless the Seller and the Purchaser have been notified in writing that the Rating Agency Condition has been satisfied; provided further that the Seller shall have delivered to the Purchaser an Officer’s Certificate, dated the date of such action, stating that the Seller reasonably believes that such action will not have an Adverse Effect unless the Owner Trustee and the Indenture Trustee shall consent thereto.  Any reconveyance executed in accordance with the provisions hereof shall not be considered to be an amendment to this Agreement.  A copy of any amendment to this Agreement shall be sent to the Rating Agency.  Any amendment pursuant to clause (vi) of this Section 9.01 shall only be effective upon delivery by the Seller of (i) an Officer’s Certificate addressed to the Owner Trustee, the Indenture Trustee and the Purchaser stating that there is no Adverse Effect; (ii) a Tax Opinion; (iii) an Opinion of Counsel relating to security interest matters relating to the Receivables; and (iv) prior written notice to the Rating Agencies then rating any outstanding Series or Class of Notes.

Section 9.02. Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 9.03. Notices.  All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, return receipt requested, to (a) in the case of the Seller, 375 Ghent Road, Akron, Ohio 44333-4600, Attention:  Corporate Treasury Department (facsimile no. (330) 668-5191), (b) in the case of the Purchaser, 375 Ghent Road, Akron, Ohio 44333-4600, Attention:  Corporate Treasury Department (facsimile no. (330) 668-5191), (c) in the case of the Owner Trustee, Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-00001, Attention: Corporate Trust Administration (facsimile no. (302) 636-4140), or (d) in the case of the Indenture Trustee, Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), 60 Wall Street, New York, New York 10005 cc: Deutsche Bank Trust Company Americas c/o DB Services New Jersey Inc., 100 Plaza One, M/S JCY03-0606, Jersey City, NJ 07311, Attention: Structured Finance Services (facsimile no. (201) 593-6449); or, as to each party, at such other address as shall be designated by such party in a written notice to each other party.

Section 9.04. Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement or any Conveyance Paper shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, and terms of this Agreement or any Conveyance Paper and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of any Conveyance Paper.

Section 9.05. Assignment.  Notwithstanding anything to the contrary contained herein, other than the Purchaser’s conveyance of its right, title, and interest in, to, and under this Agreement to the Trust and the Trust’s assignment of its right, title and interest in, to and under this Agreement to the Indenture Trustee for the benefit of the beneficiaries of the Trust, including the Noteholders as contemplated by the Transfer and Servicing Agreement, the Indenture and Section 9.06 hereof, this Agreement and all other Conveyance Papers may not be assigned by the parties hereto; provided, however, that the Seller shall have the right to assign its right, title and interest in, to and under this Agreement to (i) any successor by merger assuming this Agreement or (ii) to any affiliate owned directly or indirectly by Sterling which assumes the obligations of this Agreement; provided that each Rating Agency has been notified of such assignment.

Section 9.06. Acknowledgement and Agreement of the Seller.  By execution below, the Seller expressly acknowledges and agrees that all of the Purchaser’s right, title, and interest in, to, and under this Agreement, including, without limitation, all of the Purchaser’s right, title, and interest in and to the Receivables purchased pursuant to this Agreement, may be assigned by the Purchaser to the Trust, and may be assigned by the Trust to the Indenture Trustee for the benefit of the beneficiaries of the Trust, including the Noteholders, and the Seller consents to such assignments.  The Seller further agrees that notwithstanding any claim, counterclaim, right of setoff or defense which it may have against the Purchaser, due to a breach by the Purchaser of this Agreement or for any other reason, and notwithstanding the bankruptcy of the Purchaser or any other event whatsoever, the Seller’s sole remedy shall be a claim against the Purchaser for money damages, and then only to the extent of funds available to the Purchaser, and in no event shall the Seller assert any claim on or any interest in the Receivables or any proceeds thereof or take any action which would reduce or delay receipt by the Trust of collections with respect to the Receivables.  Additionally, the Seller agrees that any amounts payable by the Seller to the Purchaser hereunder which are to be paid by the Purchaser to the Trust shall be paid by the Seller, on behalf of the Purchaser, directly to the Trust.

Section 9.07. Further Assurances.  The Purchaser and the Seller agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party, the Owner Trustee or the Indenture Trustee more fully to effect the purposes of this Agreement and the Conveyance Papers, including, without limitation, the execution of any financing statements or continuation statements or equivalent documents relating to the Receivables for filing under the provisions of the UCC or other law of any applicable jurisdiction.

Section 9.08. No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Purchaser or the Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

Section 9.09. Counterparts.  This Agreement and all Conveyance Papers may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 9.10. Binding; Third-Party Beneficiaries.  This Agreement and the Conveyance Papers will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  The Trust and the Indenture Trustee shall be considered third-party beneficiaries of this Agreement.

Section 9.11. Merger and Integration.  Except as specifically stated otherwise herein, this Agreement and the Conveyance Papers set forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement and the Conveyance Papers.  This Agreement and the Conveyance Papers may not be modified, amended, waived or supplemented except as provided herein.

Section 9.12. Headings.  The headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 9.13. Schedules and Exhibits.  The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 9.14. Survival of Representations and Warranties.  All representations, warranties and agreements contained in this Agreement shall remain operative and in full force and effect and shall survive conveyance of the Receivables (a) by the Purchaser to the Trust and (b) by the Trust to the Indenture Trustee pursuant to the Indenture.

Section 9.15. Nonpetition Covenant.  Notwithstanding any prior termination of this Agreement, the Seller shall not, prior to the date which is one year and one day after the termination of this Agreement, acquiesce, petition or otherwise invoke or cause the Purchaser or the Trust to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against the Purchaser or the Trust under any Debtor Relief Law or appointing a receiver, conservator, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Purchaser, the Trust, or any substantial part of its property or ordering the winding-up or liquidation or the affairs of the Purchaser or the Trust.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Second Amended and Restated Receivables Purchase Agreement to be duly executed by their respective officers as of the day and year first above written.

STERLING JEWELERS INC., as Seller

By:	/s/ Simon Cashman
	Name:	Simon Cashman
	Title:	SVP

STERLING JEWELERS RECEIVABLES CORP.,

By:	/s/ Simon Cashman
	Name:	Simon Cashman
	Title:	VP

[SIGNATURE PAGE TO SJI RECEIVABLES PURCHASE AGREEMENT]

Schedule 1

LIST OF ACCOUNTS

I-1